Exhibit 99.1

2022 Second Quarter | CEO Quarterly Letter
To Our Shareholders:

I hope everyone is doing well and staying safe and healthy; we are already halfway through 2022. Based on your solid efforts, from a revenue perspective, we produced another record setting first half of the year. However, as with most companies and individuals, we are dealing with headwinds from several areas that are impacting our bottom line. The good news is our service lines have stayed focused and are doing a great job in servicing our clients and I want to thank them for their continued commitment.
The second quarter of 2022 produced revenues of $401,959,000, which was $46,483,000, or 13.1%, above the second quarter of 2021. The sales increase was led by the Utility segment which was up 20.7% in the quarter, and the Residential/Commercial (“R/C”) segment was up 5.8% for the quarter compared to the second quarter of 2021. The majority of our service lines improved over their prior year revenue numbers. Revenue remained strong in the second quarter, carrying the positive momentum from the first quarter. Income from operations was $40,732,000, compared to $42,024,000 for the second quarter 2021, a decrease of $1,292,000. Net income for the quarter was $26,785,000, down 6.2% from the second quarter of 2021. As noted, the reduction in profitability this quarter was mainly driven by cost increases in several areas compared to 2021 levels.
Revenues of $744,603,000 in the first half of 2022 were a record and exceeded 2021 first half revenues by $90,306,000, or 13.8%. The Utility segment was the key driver for the year-to-date revenue increase as well, being up 19.4% year to date. This revenue increase was led by the DRG Utility Resource Group, Surgery and Eastern Utility. All three service lines showed solid improvement over the prior year’s first half revenue. The solid growth from these service lines is a testament to the team’s dedication and management’s focus in the right areas of the business. The R/C segment first half revenue was up 7.5% over 2021. Their first half performance continues to be strong and is coming off a record first half of 2021 when revenue was up 22.8%. Overall, the R/C segment continues to provide consistent growth for the Company by capturing new opportunities, servicing existing clients and managing their backlog. For the first half of 2022, income from operations was $46,489,000, which is down 8.8% from the prior year, and net income was $28,567,000, which was down 13.4% from the first half of 2021. The majority of our profitability reduction relates to cost increases from fuel, wages and supplies and tools. As an example, the negative impact from fuel alone is approximately $10 million in the first half of 2022. Thus, if we added that impact back into our income from operations, we would actually be up 10.8% vs. being down 8.8%. Thus, the Company remains healthy financially and we are taking actions to manage and reduce the impact of rising prices. However, the increasing costs that are impacting the Company are real and impacting our bottom line and stock valuation. As the service lines have been doing, we need them to remain focused on the client and the daily responsibility at hand, and not be distracted by these headwinds. We appreciate their efforts and determination to meet the physical demands of our workload and fight through the daily challenges while providing great service to our clients.
We remain focused on the Company’s liquidity, and we continue to maintain and manage a solid balance sheet. There is ample cash and borrowing capacity, and our strong cash flow allows us to continue to invest in people, equipment, and other resources to facilitate the Company’s growth. We continue to evaluate and prioritize our uses of cash on hard assets, and to plan accordingly for funding stock redemptions and other investments necessary to operate and grow the business. We have a team dedicated to managing our cash flow, and liquidity remains a priority for the Company.
Our independent stock valuation firm, Management Planning Inc., determined that our market price, effective June 30, 2022, remained consistent with the year-end price of $18.10. Given the various challenges impacting Davey Tree, the financial markets and economy during the first half of 2022, we are comfortable with the share price. The key financial markets are down 22% since the beginning of the year and our peer group is down 13%. Both of these items weigh heavily on our stock valuation. Thus, we had a large hurdle to overcome on these items in the first half stock valuation. Also, interest rates are up, along with inflation. Given these headwinds and the financial markets reduction, a flat stock price for the first half of 2022 is a

Shareholders Letter continued
fair and somewhat positive valuation. To remain flat, is a testament to the efforts of our employees’ hard work and our financial strength. Let’s focus on the second half of 2022 and creating a positive impact for your year-end stock valuation.
Based on the Board of Directors approval in the July Board of Director meeting, we will be paying a dividend of $0.02 per share for the third quarter in September. As we move into the second half of 2022, I want to thank our employees for their efforts, dedication and enthusiasm that drive the success of our Company. We have strong teams in operations, administration and the field that support our core values of Safety, Integrity, Expertise, Leadership, Stewardship, and Perseverance. We look forward to a productive second half of 2022, remaining focused on cost management, profitability, opportunities and being diligent around safety.
Thank you all for your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Operating Statement Data:
Revenues	$401,959	$355,476	$744,603	$654,297
Costs and expenses:
Operating	251,554	219,275	485,761	418,310
Selling	68,155	58,836	128,951	111,523
General and administrative	30,055	23,622	59,050	48,973
Depreciation and amortization	13,515	13,702	27,302	27,160
Gain on sale of assets, net	(2,052)	(1,983)	(2,950)	(2,667)
Income from operations	40,732	42,024	46,489	50,998
Interest expense	(1,703)	(1,370)	(3,148)	(2,644)
Interest income	159	53	186	122
Other, net	(2,533)	(1,200)	(4,870)	(3,250)
Income before income taxes	36,655	39,507	38,657	45,226
Income taxes	9,870	10,964	10,090	12,256
Net income	$26,785	$28,543	$28,567	$32,970

Net income per share:
Basic	$.61	$.63	$.64	$.73
Diluted	$.58	$.60	$.61	$.69

Weighted-average shares outstanding:
Basic	44,052	45,205	44,333	45,443
Diluted	46,464	47,489	46,650	47,702

Dividends per share	$.020	$.015	$.038	$.028

	July 2, 2022	Dec. 31, 2021
Balance Sheet Data:
Cash and accounts receivable	$330,307	$297,740
Current:
Assets	374,144	348,255
Liabilities	209,961	220,976
Net working capital	$164,183	$127,279

Long-term debt	$253,267	$189,512
Other long-term liabilities	100,760	88,682
Total equity	282,893	273,771
Total assets	$846,881	$772,941

Common shares, net outstanding	43,731	44,502

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Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2020, and in our subsequent filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

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